Atlanta, Georgia

August 05, 2008

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for First Quarter Ended June 28, 2008

Cagle’s Inc. reported a loss of $2.99 million or $.64 per diluted share for the first quarter of fiscal year 2009 compared with a profit of $1.53 million or $.33 per diluted share for the first quarter of fiscal 2008.

Revenues for the first quarter were $77.9 million up 7.04% as a result of 13% additional pounds marketed compared to the first quarter of last year. Overall revenue per pound for poultry products for the first quarter of fiscal 2009 was $.73 as compared to $.78 for the same period of fiscal 2008. Quoted market prices for products for the first quarter of fiscal 2009 versus the same period last year fluctuated as boneless breast decreased 12%, breast tenders decreased 22%, wings decreased 26%, drums increased 9%, leg quarters were 2% higher and whole birds without giblets decreased 2%.

Cost of sales for the first quarter of fiscal 2009 increased 18.1% as compared with the same period last year, from $65.7 million to $77.6 million. Feed ingredient prices for broilers processed in the first quarter of 2009, which represented 39% of the total cost of sales, increased 43% as compared to the first quarter of 2008.

High grain cost are expected to continue to negatively impact operating margins for the third quarter as the company endeavors to increase pricing to enable a return to profitability.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	June 28, 2008	March 29, 2008

Current Assets	$49,061	$46,420

Other Assets	6,520	6,294

Property, Plant, and Equipment (net)	38,912	39,260

TOTAL ASSETS	$94,493	$91,974

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,346	$2,269
Trade Accounts Payable	18,924	16,025
Other Current Liabilities	7,112	7,929
Total Current Liabilities	28,382	26,223

Long-Term Debt	23,060	20,924

Total Stockholders Equity	43,051	44,827

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$94,493	$91,974

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended
	June 28,	June 30,
	2008	2007
Net Sales	$76,921	$71,862
Costs and Expenses:
Cost of Sales	77,577	65,660
Selling & Delivery and General & Administrative	2,332	3,486
General and Administrative	1,192	(28)
Other General Expenses	0	0
Total Costs and Expenses	81,101	69,118

Operating Income (Loss)	(4,180)	2,744

Other Income(Expense):
Interest Expense	(489)	(368)
Other Income, Net	(12)	23
Total Other Income (Expense),net	(501)	(345)

Income Before Income Taxes	(4,681)	2,399

Income Taxes Provision	(1,685)	863
Net Income	$(2,996)	$1,536
Net Income Per Common Share	$(0.64)	$0.33